UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE CHARLES SCHWAB FAMILY OF FUNDS

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dear                     ,

I am the head of Product Management for the family of mutual funds and ETFs managed by Charles Schwab Investment Management, and I would greatly appreciate your consideration in changing your vote from “Abstain” to “For” on the proposed merger of the Schwab California AMT Tax Free Money Fund (SNKXX) (“Acquired Fund”) into the Schwab California Municipal Money Fund - Value Advantage Shares (SWKXX) (“Surviving Fund”).

As the largest shareholder of the Acquired Fund with         % of its assets, your approval of this merger is critical to the success of the vote. If the merger is not approved by shareholders and is not effected, the Acquired Fund’s prospects are limited and it may have to be liquidated.

The Board of Trustees of the Funds is recommending that you approve the merger and believes that it will benefit shareholders in the following ways:

•	The Funds pursue substantially the same investment objective, similar investment strategies and are managed by the same investment adviser, providing for continuity of investment management.

•	The Surviving Fund has a lower management fee than the Acquired Fund.

•	The merger will combine a smaller fund into a larger fund. Shareholders could potentially benefit by the growth in assets realized by the merger because the Surviving Fund may experience benefits of any future economies of scale, including the ability to spread certain fixed costs across a larger asset base.

•	The merger is intended to be tax-free to the Acquired Fund and the Surviving Fund and to shareholders.

Please note, the only difference between the Funds’ investment policies is that the Acquired Fund is required to invest at least 80% of its net assets in municipal money market securities that are exempt from AMT while the Surviving Fund is not. Historically, the Surviving Fund has invested 75% of its net assets in securities exempt from AMT.

If the merger is approved by shareholders and is effected, your holdings in the Acquired Fund would be merged into the Value Advantage Share Class of the Surviving Fund, which is meant for long-term, strategic cash holdings. We note that the Surviving Fund also has a Sweep Share Class (SWCXX) that your account is already currently utilizing as a liquidity vehicle for short-term, uninvested cash.

We would greatly appreciate your approval of the merger. I’ve enclosed a new proxy card with a pre-paid FedEx return envelope as well as my business card should you have any questions. I’ve also asked that my money funds team leader,                     , reach out to you discuss the merger.

Thank You,

Senior Vice President

Charles Schwab & Co., Inc.

cc: Andrew Walton, Vice President, Financial Consultant, Charles Schwab & Co., Inc.

e-mail to

To:
From:
Cc:
Subject:	Charles Schwab Request To Vote In Mutual Fund Proxy

Mr.                     ,

I am the Managing Director for the money market funds managed by Charles Schwab Investment Management, and                          at the Charles Schwab San Francisco—Post Street Branch suggested that I contact you by e-mail.

We would greatly appreciate your consideration in voting to approve the proposed merger of the Schwab California AMT Tax Free Money Fund (SNKXX) (“Acquired Fund”) into the Schwab California Municipal Money Fund—Value Advantage Shares (SWKXX) (“Surviving Fund”). As the second largest shareholder in the Acquired Fund, your approval of this merger is critical to the success of the vote. If the merger is not approved by shareholders and is not effected, the Acquired Fund’s prospects are limited and it may have to be liquidated.

The Board of Trustees of the Funds is recommending that you approve the merger and believes that it will benefit shareholders in the following ways:

•	The Funds pursue substantially the same investment objective, similar investment strategies and are managed by the same investment adviser, providing for continuity of investment management.

•	The Surviving Fund has a lower management fee than the Acquired Fund.

•	The merger will combine a smaller fund into a larger fund. Shareholders could potentially benefit by the growth in assets realized by the merger because the Surviving Fund may experience benefits of any future economies of scale, including the ability to spread certain fixed costs across a larger asset base.

•	The merger is intended to be tax-free to the Acquired Fund and the Surviving Fund and to shareholders.

Please note, the only difference between the Funds’ investment policies is that the Acquired Fund is required to invest at least 80% of its net assets in municipal money market securities that are exempt from AMT while the Surviving Fund is not. Historically, the Surviving Fund has invested 75% of its net assets in securities exempt from AMT.

If the merger is approved by shareholders, your holdings in the Acquired Fund would be merged into the Value Advantage Share Class of the Surviving Fund, which is meant for long-term, strategic cash holdings.

We would greatly appreciate your approval of the merger. The easiest way to vote your shares is to call 1- 855-973-0094 on Monday - Friday, 9:30am - 9pm, Eastern. If you have any questions, please let me know.

Sincerely,